Exhibit 4.27

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September ___, 2015, between BlueNRGY Group Limited, an Australian corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Purchasers shall have the right to purchase from the Company, from time to time as provided herein, and the Company shall be obligated to sell to the Purchasers, Preferred Shares of the Company’s wholly-owned subsidiary, Draker Corporation (fkaBlueD Acquisition Corporation), for a total aggregate cash purchase price of up to US$2,000,000.00 (the “Offering Amount”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1       Definitions:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” means the date of the Initial Closing or Draw Down Closing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Conversion Price” means US$0.03785 per ordinary share, subject to proportional adjustment for share splits and consolidation that occur after the date of issuance of the Preferred Shares.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Draw Down” shall have the meaning set forth in Section 2.1(b).

“Draw Down Amount” shall have the meaning set forth in Section 5.1(a).

“Draw Down Closing” means the closing of the purchase and sale of the Preferred Shares pursuant to a Draw Down.

“Draw Down Notice Date” means the date that a Draw Down Notice is delivered to the Company pursuant to Section 5.1(a).

“Draw DownSettlement Date” shall have the meaning set forth in Section 5.1(b).

“Draw Down Notice” shall have the meaning set forth in Section 5.1(a).

“Draw Down Preferred Shares” means the Preferred Shares issuable pursuant to a Draw Down.

“Draw Down Settlement Date” shall have the meaning set forth in Section 5.1(b).

“Equity Conditions” means, at the time or during the period in question, (i) the Ordinary Shares are trading on a U.S. securities market (and the Company believes, in good faith, that trading of the Ordinary Shares on a Trading Market will not be suspended or discontinued), (ii) there is a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all of the Underlying Shares underlying the Draw Down Preferred Shares (issued and issuable pursuant to this Agreement), and (iii) other than this Agreement, the Company, directly or indirectly, has not provided the Purchasers with any material, non-public information that has not been made publicly available in a widely disseminated release or a Commission filing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“IFRS” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(z).

“Initial Closing” means the initial closing of the purchase and sale of the Preferred Shares pursuant to Section 2.1.

“Initial Closing Date” means September 15, 2015 or such other date as has been mutually agreed upon by the parties to this Agreement.

“Initial Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Preferred Shares hereunder at the Initial Closing, as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Initial Subscription Amount,” in United States dollars and in immediately available funds.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Minimum Dollar Amount” shall mean $100,000.

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(hh).

“OFAC” shall have the meaning ascribed to such term in Section 3.1(gg).

“Ordinary Shares” shall mean the ordinary shares of the Company.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” means the up to 2,000 Preferred Shares of Draker Acquisition Holdings, Inc, no par value, issuable hereunder, and having the rights, preferences and privileges set forth in the Resolution, attached hereto as Exhibit A.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Draw Down Amount” shall have the meaning ascribed to such term in Section 5.1(a).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Purchaser Registration Statement” shall mean the Registration Statement on Form F-1 the Company shall be obligated to file, as contemplated by Section 4.12 to register for resale the Securities and the Warrants

“Registration Statement” shall mean the most recent Registration Statement on Form F-1, as amended that has been filed with the Commission, including the prospectus included in such Registration Statement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Resolution” means the BLUENRGY Group Limited Directors Circular Resolution, dated on or before the Initial Closing Date, substantially in the form attached hereto as Exhibit A, authorizing the Preferred Shares and approving the Agreement and the transactions contemplated hereby including, without limitation, the issuance of Preferred Shares to the Purchasers.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement” means the delivery of Draw Down Preferred Shares to each applicable Purchaser, and each such Purchaser’s delivery of payment therefore by transfer to the Company’s bank account of immediately available funds.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable Ordinary Shares).

“Stated Value” means $1,000.00 per Preferred Share.

“Subsidiary” means any subsidiary of the.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any regulated public securities market in the United States of America (“USA”).

“Transaction Documents” means this Agreement and all exhibits and schedules hereto, and any other documents or agreements, executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means the current current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Ordinary Shares issued and issuable upon conversion of the Preferred Shares, issued and issuable upon exercise of the Warrants, and issued and issuable in lieu of the cash payment of dividends on the Preferred Shares in accordance with the terms set forth in the Resolution.

ARTICLE II.

PURCHASE AND SALE

2.1       Purchase and Sale of Preferred Shares; Detachable Warrants.

(a)          Upon the terms and subject to the conditions of this Agreement, during the term of this Agreement, at their discretion, the Purchasers may elect to purchase from the Company and the Company shall be obligated to sell to the Purchasers, Preferred Shares for up to a total aggregate cash purchase price of US$2,000,000.00; provided, however, that at the Initial Closing and on the Initial Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, 1,000 Preferred Shares for an aggregate purchase price of $1,000,000.

(b)         At the Initial Closing, each Purchaser shall deliver to the Company or its designated escrow agent, via wire transfer or a certified check of immediately available funds equal to such Purchaser’s Initial Subscription Amount as set forth on the signature page hereto executed by such Purchaser and the Company shall deliver to each Purchaser documentation of its respective Preferred Shares and Warrants as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Initial Closing Date. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Initial Closing shall occur at the offices of Reed Smith LLP or such other location as the parties shall mutually agree.

(c)         Following the Initial Closing, and subject to the terms and conditions of Article 5 of this Agreement, on or before December 31, 2015, the Purchasers shall have the right to make one or more additional investments (each a “Draw Down”) in an aggregate amount not to exceed $1,000,000, in one or more Draw Down Closings.

2.2       Initial Closing Deliverables.

(a)          On or prior to the Initial Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)        a copy of this Agreement duly executed by the Company;

(ii)       documentary evidence that the Preferred Shares purchased by such Purchaser have been duly recorded on the Company’s Preferred Share register in the name of such Purchaser; and

(iii)      a Warrant in the form set forth in Exhibit D hereto to purchase a number of Ordinary Shares as specified in Section 5.3 hereof.

(b)         On or prior to the Initial Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)        a copy of its signature page to this Agreement duly executed by such Purchaser; and

(ii)       such Purchaser’s Initial Subscription Amount by wire transfer to the account as specified in writing by the Company.

2.3       Initial Closing Conditions.

(a)         The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)        the accuracy in all material respects on the Initial Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein);

(ii)       all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Initial Closing Date shall have been performed in all material respects; and

(iii)      the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)         The respective obligations of the Purchasers hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i)        the accuracy in all material respects when made and on the Initial Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)       all obligations, covenants and agreements of the Company required to be performed at or prior to the Initial Closing Date shall have been performed in all material respects;

(iii)      the delivery by the Company of this Agreement duly executed by the Company;

(iv)      there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v)       from the date hereof to the Closing Date, trading in the Ordinary Shares shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Company. The Company hereby makes the representations and warranties to Purchaser set forth in that certain subscription agreement between Purchaser and Company for ordinary shares as of the date hereof, which representations and warranties are incorporated herein by reference:

3.2       Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof, the Initial Closing Date and as of each Draw Down Settlement Date to the Company as follows (unless as of a specific date therein):

(a)          Organization; Authority. Such Purchaser is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)         Understandings or Arrangements. Such Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Purchaser Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)          Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on the date of each Draw Down Notice, and on each date on which it converts any Preferred Shares, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)          Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)          General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)           Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed Short Sales of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)          Need for additional financing. Such Purchaser understands that it is likely that the Company will need to obtain additional financing following consummation of this Agreement in order to fully execute its current business plan and objectives and to continue as a going concern. Such financing could be in the form of a sale or sales of equity or debt or equipment lease financing or a combination of the foregoing. Such financing could lead to material dilution to the Company’s then existing equity holders and could provide for terms that restrict the operations of the Company. There can be no assurance that any additional financing following the consummation of this Agreement will be available to the Company on commercially reasonable terms or at all. In the event the Company is unable to obtain additional financing, it may not be able to fully execute its business plan and objectives and could be forced to curtail some or all of its operations or to liquidate, resulting in a total loss of Purchaser’s investment in the Securities.

(h)          Such Purchaser understand and recognize that the purchase of the Securities is highly speculative and involves a high degree of risk and that only investors who can afford the loss of their entire investment should consider investing in the Company. Such Purchaser has reviewed the risk factors in the SEC Reports.

(i)           The address of such Purchaser furnished by him/her on the signature pages hereto is the undersigned’s principal residence if he/she is an individual or its principal business address if it is a corporation or other entity.

(j)           If such Purchaser is not a United States person, it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Purchaser’s payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.3       Other Understandings. The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1       Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Ordinary Shares, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

4.2       Furnishing of Information. Until the time that no Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.3       Integration. The Company shall not sell, offer for sale or solicit offers to buy any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4      Securities Laws Disclosure; Publicity. The Company shall promptly file a Report on Form 6-K, disclosing the material terms of the transactions contemplated hereby, and such other information as required by applicable regulation. In the event of a Draw Down at which the investment amount (cumulated with any prior but not yet publicly announced Draw Downs) equals or exceeds $500,000, the Company shall promptly issue a press release or file a Report on Form 6-K, disclosing the material terms of the proposed Draw Down (and of any prior, undisclosed Draw Downs). Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the Commission, (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b) or as required by applicable regulation to comply with Section 4.12 hereof.

4.5       Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.6       Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.7       Indemnification of Purchasers. Subject to the provisions of this Section 4.7, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any material breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such shareholder or any violations by such Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.8       Reservation of Ordinary Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Company to issue all of the Underlying Shares.

4.9       Listing of Ordinary Shares. The Company hereby agrees to use all commercially reasonable efforts to maintain the listing of the Ordinary Shares on the Trading Market on which it is currently listed or an alternative national securities market in the United States of America. The Company further agrees, if the Company applies to have the Ordinary Shares traded on any other non-U.S. Trading Market, it will then include in such application all of the Underlying Shares, and will take such other action as is necessary to cause all of the Underlying Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Ordinary Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.10     Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.4. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the Form 6-K as described in Section 4.4, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules. Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.4, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.4 and (iii) no Purchaser shall have any duty of confidentiality to the Company or its Subsidiaries after the issuance of the Form 6-K as described in Section 4.4. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.11     Purchaser Registration Statement. The Company shall file a registration statement to register the Underlying Shares (“Purchaser Registration Statement”) as soon as practicable after the Initial Closing Date, (the “Filing Date”) and shall take all reasonable steps to ensure that the Purchaser Registration Statement is declared effective by the Commission within 180 days following the Initial Closing Date (the “Registration Date”). For so long as Purchasers hold Preferred Shares, the Company will not sell or issue or attempt to register any securities under the Purchaser Registration Statement in any amount or manner that would prevent or restrict the availability of the Purchaser Registration Statement to cover the issuance of Underlying Shares upon conversion of the Preferred Shares and the exercise of the Warrants.

4.12     Conversion and Exercise Procedures. Each Preferred Share is Convertible into ordinary shares of the Company at the Conversion Price upon delivery by holder of Notice of Conversion applicable to such share. The form of Notice of Conversion included in Exhibit C sets forth the totality of the procedures required of a Purchaser in order to convert the Preferred Shares. No additional legal opinion, other information or instructions shall be required of any Purchaser to convert their Preferred Shares. The Company shall honor conversions of the Preferred Sharesand exercises of the Warrants and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents and provide all customary legal opinions, instructions or instruments necessary or advisable for the issuance to the Purchasers of the Securities and resale by the Purchasers of the Underlying Shares.

ARTICLE V.

DRAW DOWNS

5.1       Draw Down Terms.

(a)          Each Purchaser must inform the Company by delivering on or before December 31, 2015, a Draw Down Notice, in the form of Exhibit B hereto (the “Draw Down Notice”), via facsimile or email transmission in accordance with Section 7.3, as to the dollar amount of the Purchaser’s proposed Draw Down (the “Purchaser Draw Down Amount”) such Purchaser wishes to exercise; provided, however, that any Draw Down must be for at least the Minimum Dollar Amount.

(b)         Each Draw Down will be settled on or before the 3rd Trading Day after delivery of such Draw Down Notice, but no later than December 31, 2015 (“Draw Down Settlement Date”). The number of Preferred Shares to be issued upon each settlement of a Draw Down shall equal the Purchaser Draw Down Amount divided by the Stated Value.

5.2       Conditions Precedent to the Obligation of the Company to sell Draw Down Preferred Shares. The obligation hereunder of the Company to proceed to sell and issue Draw Down Preferred Shares in each Draw Down under this Agreement, if any, is subject to the satisfaction as of such Draw Down Settlement Date of each of the conditions set forth below, which conditions are for the Company’s sole benefit and may be waived by the Company in writing at any time in its sole discretion:

(a)          Each of the representations and warranties of each participating Purchaser contained herein shall be true and correct in all material respects as of such Draw Down Closing Date as though made at that time (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such dates).

(b)         The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to such Draw Down Settlement Date.

(c)          On each applicable Draw Down Notice Date, all of the Equity Conditions shall be satisfied.

(d)         The Purchaser Draw Down Amount for such Draw Down shall not be less than the Minimum Dollar Amount, and

(e)         The closing deliverables described in Section 5.3(b) shall have been delivered to the Company.

5.2       Conditions Precedent to the Obligation of the Purchasers to purchase Draw Down Preferred Shares. The obligation hereunder of the Purchasers to acquire and pay for Draw Down Preferred Shares is subject to the satisfaction as of each Draw Down Settlement Date, of each of the conditions set forth below, which conditions are for the Purchasers’ sole benefit and may be waived by the Purchasers in writing at any time in their sole discretion:

(a)          Each of the representations and warranties of the Company shall be true and correct in all material respects as of such Draw Down Settlement Date as though made at that time (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date).

(b)         The Company shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such Draw Down Settlement Date.

(c)         Trading in the Ordinary Shares shall not have been suspended by the Commission or the Trading Market on the Draw Down Settlement Date.

(d)         There shall have been no Material Adverse Effect with respect to the Company.

(e)         On each applicable Draw Down Notice Date and Draw Down Settlement Date, all of the Equity Conditions shall be satisfied and none of the events set forth in Section 2.3(b)(v) shall have occurred.

(f)          The Company’s Board shall have adopted an irrevocable resolution providing that, subject to the Company’s Constitution and the Act, as long as 1,000 or more Preferred Shares are outstanding, the Board shall, upon receipt of a written request from any holder of Preferred Shares, vote to appoint as a director a designee chosen by the holders of a majority of the Preferred Shares (the “Preferred Director”). Subject to receipt of notice of the designee, the Company covenants to take all such lawful actions as necessary to immediately effect such appointment, if requested.

5.3       Draw Down Closing Deliverables.

(a)          On or prior to the Draw Down Settlement Date, the Company shall deliver or cause to be delivered to each participating Purchaser documentary evidence that the Preferred Shares purchased by such Purchaser have been duly recorded on the Company’s Preferred Share register in the name of such Purchaser and a Warrant to purchase a number of Ordinary Shares up to 50% of the number of ordinary shares issuable upon conversion of a Preferred Share at the applicable conversion price, subject to adjustment, it being understood that ; the number of Draw Down Preferred Shares ascribed to each such Purchaser shall equal such Purchaser’s Purchaser Draw Down Amount divided by the Stated Value,; and

(b)         On or prior to the Draw Down Settlement Date, each participating Purchaser shall deliver or cause to be delivered to the Company such Purchaser’s Purchaser Draw Down Amount by wire transfer to the account as specified in writing by the Company.

ARTICLE VI.

TERMINATION

6.1       Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Initial Closing has not been consummated on or before September 20, 2015; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

ARTICLE VII.

MISCELLANEOUS

7.1       Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.2       Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto and may be changed upon three days’ notice in accordance with the terms of this Section 8.7.

7.4       Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least 67% in interest of the Preferred Shares then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5       Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

7.7       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7.

7.8       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.7, the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7.9       Survival. The representations and warranties contained herein shall survive the Initial Closing and the delivery of the Securities.

7.10     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.12     Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion of the Preferred Shares, the applicable Purchaser shall be required to return any Ordinary Shares subject to any such rescinded conversion notice.

7.13     Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

7.14     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.15     Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.16     Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

7.17     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.18     Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and Ordinary Shares in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

7.19    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BLUENRGY GROUP LIMITED

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

PURCHASER SIGNATURE PAGES TO BLUENRGY ENERGY LIMITED SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: _____________________________________________________________________________

Signature of Authorized Signatory of Purchaser: ______________________________________________________

Name of Authorized Signatory: ____________________________________________________________________

Title of Authorized Signatory: _____________________________________________________________________

Email Address of Authorized Signatory:______________________________________________________________

Facsimile Number of Authorized Signatory: ___________________________________________________________

Address for Notice of Purchaser:

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

Address for Delivery of Securities for Purchaser (if not same as address for notice):

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

Initial Subscription Amount: $1,000,000 (One Million U.S. dollars)_______________________

Number of Series B Cumulative Convertible Preferred Shares: 1,000

EIN Number: ___________________________

[SIGNATURE PAGES CONTINUE]

Exhibit A

DIRECTORS CIRCULAR RESOLUTION

(Attached)

Exhibit B

DRAW DOWN NOTICE / COMPLIANCE CERTIFICATE

The undersigned hereby certifies, with respect to Draker Acquisition Holdings Convertible Preferred Shares, no par value, of BLUENRGY Group Limited, an Australian corporation (the “Company”), issuable in connection with this Draw Down Notice and Compliance Certificate dated _______, 2015 (the “Notice”), delivered pursuant to the Securities Purchase Agreement dated as of ________, 2015 (the “Agreement”), as follows:

1.       The undersigned is the duly appointed _________ of __________ (“Purchaser”).

2.      The representations and warranties of Purchaser set forth in the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties which are expressly made as of a particular date.

3.      Purchaser has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required under the Agreement to be performed, satisfied or complied with by Purchaser at or prior to the date of this Draw Down Notice.

4.       The Purchaser Investment Amount is $___________.

5.       The number of Draw Down Preferred Shares is ___________.

6.       The Draw Down Settlement Date is _________________.

The undersigned has executed this Certificate this ____ day of ________, 2015.

PURCHASER

By:
Name:
Title:

Exhibit C

FORM OF NOTICE OF CONVERSION

(Attached)

Exhibit D

FORM OF WARRANT

(Attached)